Exhibit 2.4

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City , Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Filed in the Office of Busine ss Numb er Jl.. a Jl ೦ E0670712008 - 7 ೦ 1 \ . v.l.,_, Filing Number r::2,,, 02 ೦ 1 cc.. 14 ' - ' 8 - ' - 48 = 5 - = - 2 _j Fi led On 5/12/2021 10:00:00 AM Secretary of State State Of Nevada Number of Page s 3 Certificate, Amendment r Withdrawal of Designation NRS 78 . l 955 , 78.1955(6) , • Certifi ೦ a : e ೦ • Designation - Certrfrcate of Amendment to Desrgnatron - Before Issuance of Class or Series Certificate of Amendment to Desipnation - After Issuance of Class or Series Certificate of Withdra al of Certificate of Designation TYPE OR PRINT • USE DARK INK ONLY - DO NOT HIGHLlqHT 1. Entity information: N ೦ 111e of _ entity: - - .. - - - - - - .. - - - ·· - ... 1 3DX Industries, Inc. . ... - ... -- - · - · - .. .. --- - , . --- - - - - - - - - ... - - - - Entity or Nevada Business Iden ification Number (NVID) : E0670712008 - 7 Date: 05/11/2021 Time : 12 am 2. Effective date and time: (must n ೦ t be later than 90 days after the cert i ficate is filed) For Certificate of Designation or Amendment to Designation Only (Optional) : The class or series of stock bei ೦ g designated within this filing : Preferred - Series A 3. Class or series of stock: (Certificate of Designation only) The original class or series of s ock being amended within this filing : 4. Information for amendment of class or series of stock: Preferred r _ J Certificate of Amendment to Des ignation - Before Issuance of Class or Series As of the date of this certifi p 1 ate no sha res of the class or series of stock have been issued. 5. Amendment of class or series of stock: I x _ Certificate of Amendment t d Des i gnation - After Issuance of Class or Series The amendment has been / approved by the vote of stockholders holding shares in the corporation entitling them to exercise ೦ ma jo rity of the voting power , or such greater proport i on of the vot i ng power as may be required p y the article s of incorporation or the certificate of designation . 6. Resolution: Certificate of Designation and Amendment to Designat io n only) By resolution of the board of dif: 1 ectors pursuant to a provision in the articles of incorporation this certificate establishes OR ame ds the following regarding the voting powers, designations , preferences, limitations , restric ions and rela!ive rights of the following class or series of stock.* 3DX Industries, Inc. Cer ificate of Designation of Preferences Rights and Limitations of Series A ,r eferred Stoc ೦ ; (the balance is attach ೦ d her9.to.) 7. Withdrawal: .. - - - - Designation being Withdrawn : - Date of Designation : No shares of the class or serie i5 of stock being withdrawn are outstanding . The resolution of the board of pirectors authorizing the withdrawal of the certificate of designation establish i ng the cl 3SS or series of stock: * .. ೦ 8 . Signature: (Required) X ೦ ' - ೦ - h ೦ i - - Date : 05/11/2021 vSi ೦ Officer'" • Attach additional page(s) i f necessary This form must be accompanied by appropriate fees . Page 1 of 1 Revised : 1 11/2019 ·•

1

3DX INDUSTRIES, INC. CERTlFICATE OF DESIGNATION OF P REFE R ENCES, RIGHTS AND LIMITATIONS OF SERIF.SA PREFERRED STOCK 171c undersig n ed , 3DX I N D USTR I ES, INC., do hereby certify that : l. TI1ey are the Directors of3 D X INDOSTRJES, INC . , a Nevada corporation (the '·Corpor;ition") . 2. The Corporation is authorized to issue I 0,000,000 shares of preferred stock, of wh i ch one million (1,000,000) arc to be issued. 3. The fo ll ow i ng r esolutions were duly adopted by the Board of D i rectors : WHEREAS, the Certificate of fncorponrtion of the Corporation provides for a class of its autho 1 ized stock kno·wn as preferred stock, comprised of 10 , 000 , 000 shares, issuable from time to t i me in one or more series ; WHEREAS, the B oard of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and tem 1 s of redemption and liquidation preferences of any wholly unissued series of prefe r red stock and t h e number of s h a r es constituting any Ser i es and t h e designation thereof, of any of them ; and W H EREAS , it is the desi r e of the Board of Directors of the Corporation , pursuant to its authorit y as aforesaid , to fix the rights , preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1 , 000 , 000 shares of the preferred stock which t he c orporatio n has the authority to i ssue, classified as Series A, set forth in Section l be l ow . NOW, THEREFORE, B E IT RESOL V K D , that the Board of Directors docs hereby prov i de for the issuance of t,vo series of preferred s tock for cash or exchange of othe r secur . ities, rig h ts or property and docs hereby fix and determine U 1 c rights , preferences, restrictions and other matters relating to such series of preferred stock as fo ll ows : RESOLVED That pursuanl to the authority vested in tl 1 e Board of Directors of this Corporation in accordance with in accordance with its Articles of Incorporation , a series of Preferred Stock of the Corporation (the ' ' Series A Pr e ferred Stock") be, and it hereby is, created, and tliat the designation and amount thereof and the voting powers, preferences and relat i ve , participating , optional and other special rights of the shares of the Series A Preferred Stock, and the qualifications, limitations or restrictions thereot : shall be as follows : Section l . Title and D es i g n at i on . TI1c shares of the series of Preferred Stock hereby and herein created shall have a par value of $0.00 I per share and shall be designated as Series A Preferred Stock (the " Series A Preferred Stock") and the numb e r of shares constituting the Series A Preferred Stock shall be One Million (1,000,000). Such numbt)r of s h ares mav not be increased or decreased without the v o le of the holder(s) of the Scr . i cs A Preferr e d Stock -

2

Section 2. Dividends and Distributions. The holders of any shares of Series A Prcfcned Stock shall not be entitled to dividends or any distributions in the case of liquidation of the Corporation. Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the right to vote 51 % of the then issued and outstanding common stock or equivalent equity of the Corporation. Section 4. Conversion. 1l1e shares of Series A Preferred Stock shall not be convertible into any class of equity of the Corporation. Section 5. Amendment. TI1e Certificate oflncorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the SeriesA Preferred Stock so as to affect them adverselv without the affirmative vote of the holders of at least eighty - five percent (85%) of the outstanding shar ೦ s of Series A Preferred Stock, voting together as a single class. Section 6. Rank. 'J11c SeriesA Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or series of capital stock of the Company ; (ii) prior to all of the Company's Common Stock , ("Common Stock"); and (iii) prior to any other class or series of capital stock of the Company hereafter created "Junior Securities"); and in each case as to distributions of assets upon liquidation, dissolution or winding up oflhe Company , whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"). The execution of this consent shall constitute a written waiver of any notice required by the Nevada State Corporation Code and the Corporation's Certificate of Incorporation and Bylaws or the Corporation's Byl aws . The actions set forth herein shall be effective when the director signs this consent .

3